Exhibit 5.1
[Letterhead of MHM]
November 13, 2009
Mitsui Sumitomo Insurance Group Holdings, Inc.
27-2, Shinkawa 2-chome,
Chuo-ku, Tokyo 104-8252
Japan
Registration Statement on Form F-4 of
Mitsui Sumitomo Insurance Group Holdings, Inc.
Dear Sirs:
     We have been acting as special legal counsel to Mitsui Sumitomo Insurance Group Holdings, Inc. (“MSIG”), a Japanese joint stock corporation, in connection with the share exchange (the “Share Exchange”) between MSIG and Aioi Insurance Company, Limited (“Aioi”), pursuant to the share exchange agreement dated September 30, 2009 between MSIG and Aioi (the “Share Exchange Agreement”).
     As such legal advisors, we have been asked to render our opinion as to certain legal matters in connection with the Registration Statement on Form F-4 (the “Registration Statement”) filed by the MSIG with the United States Securities and Exchange Commission on November 13, 2009 for the purpose of registering under the United States Securities Act of 1933, as amended (the “Act”), certain shares (the “Shares”) of common stock of MSIG, to be issued in connection with the Share Exchange to United States shareholders of record of Aioi as of the day immediately preceding the effective date of the Share Exchange. For such purpose, we have examined, inter alia, the following documents:
(i)	an official certificate of all matters recorded in the commercial register of the MSIG dated October 27, 2009;

(ii)	certified copies of the Articles of Incorporation, the Regulations of the Board of Directors and the Share Handling Regulations of the MSIG effective as of November 11, 2009;

(iii)	a certified excerpt copy of the minutes of the meeting of the Board of Directors of the MSIG held on September 30, 2009;

(iv)	a copy of the Share Exchange Agreement;

(v)	a copy of the Registration Statement and all exhibits thereto;and

(vi)	an officer’s certificate dated November 13, 2009 executed by the Representative Director of the MSIG.
     We have also examined such certificates and other records and documents of the MSIG and such other matters, documents and records, and considered such questions of laws of Japan, as we have deemed necessary or appropriate for the purpose of rendering the opinion hereinafter set forth.
     For the purposes of rendering this opinion, we have assumed without independently verifying that:
(i)	the Share Exchange Agreement is approved by the extraordinary general meetings of shareholders of the MSIG and Aioi scheduled to be held on December 22, 2009;

(ii)	The Board of Directors of Aioi held on September 30, 2009 duly approved the Share Exchange Agreement;

(iii)	all necessary governmental authorization, permits, consents and approvals are obtained or completed;

(iv)	MSIG and Aioi comply with all document retention, shareholder notice and other procedural requirements imposed by the Corporation Law of Japan in connection with the Share Exchange;

(v)	all signatures or seal impressions on any documents we reviewed are true and genuine;

(vi)	all documents submitted to us as originals are authentic and complete;

(vii)	all documents submitted to us as copies are complete and conform to the originals thereof that are authentic and complete;

(viii)	all documents submitted to us as forms are executed substantially in such forms;

(ix)	the factual matters stated in the documents we reviewed are true and correct; and

(x)	all relevant matters would be found to be legal, valid and binding under the applicable laws of, or not otherwise contrary to public policy or any mandatory provisions of applicable laws of, any jurisdiction other than Japan, as presently or hereafter in force or given effect.
     Having examined the above documents in light of the relevant laws of Japan to the extent that they are applicable, based on the assumptions stated above and subject to the qualifications and limitations stated below, we are of the opinion that:
(a)	when the Shares have been duly issued pursuant to and in accordance with the terms and conditions set forth in the Share Exchange Agreement, the Shares will be legally issued, fully paid and non-assessable; and

(b)	the statements set forth in the Registration Statement under the caption “Taxation — Japanese Taxation”, insofar as they purport to summarize Japanese taxation law in respect of the matters set forth therein, are accurate in all material aspects.
     The above opinion is subject to the qualifications and limitations set forth below:

(i)	This opinion is strictly limited to the matters stated herein and may not be read as extending by implication to any matters or documents not specifically referred to herein.;

(ii)	We are members of the bar of Japan and our opinion is limited solely to the laws of Japan effective as of the date hereof and is given on the basis that it will be governed and construed in accordance with the laws of Japan;

(iii)	We have made no investigation on any laws of any jurisdiction other than Japan and neither express nor imply any opinion as to the effect of any law of any jurisdiction other than Japan;

(iv)	In this opinion and the Registration Statement, Japanese legal concepts are expressed in English terms and not in their original Japanese terms. The concepts concerned may not be identical to the concept described by the equivalent English terms as they exist under the laws of other jurisdictions. We do not render any opinion as to how judges qualified in a jurisdiction other than Japan would interpret Japanese legal concepts or expressions.
     This opinion has been rendered to you solely for your benefit in connection with the Registration Statement on the condition that the opinion expressed herein may not be relied upon by any person other than you without our specific prior approval thereof in writing save that this opinion may be filed as an exhibit to the Registration Statement.
     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and we also consent to the references made to us in the Registration Statement under the caption “Taxation — Japanese Taxation”. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Yours faithfully, M O R I H A M A D A & M A T S U M O T O
By :	/s/ Yasuhiko Fujitsu
Yasuhiko Fujitsu